Exhibit 99.1

Anne Minto to Retire from EXL Board of Directors

NEW YORK, Feb. 1, 2023 — ExlService Holdings, Inc. (NASDAQ: EXLS), a leading global data analytics and digital operations and solutions company, today announced that Anne E. Minto will be retiring from the Board of Directors of EXL in June 2023 and will not stand for re-election at EXL’s 2023 annual meeting of stockholders.

“On behalf of EXL and its board of directors, we are grateful for the valuable contributions Anne has made to the company,” said Vikram S. Pandit, Chairman of the Board of EXL. “For 10 years, Anne’s leadership and guidance as a member of both the Nominating and Governance Committee and the Compensation and Talent Management Committee, including seven as Chair of the latter, have greatly benefited the company, and we thank her for her wisdom and dedication.”

EXL Vice Chairman and Chief Executive Officer Rohit Kapoor said, “Anne’s impact on the company over the past decade has been extensive. Her deep knowledge and experience in talent management, including succession planning, leadership development and compensation, was instrumental to our success as we more than doubled our employee base during her tenure. In addition, she leveraged her extensive network in the U.K. and European business environments to help us expand our client and delivery footprints. I am grateful for Anne’s service to EXL and wish her and her family all the best in retirement.”

“It has been an enormous privilege to serve on the EXL Board. The growth and success of EXL during my tenure on the Board has been incredible, and the commitment of our employees worldwide is phenomenal,” said Minto. “It has been wonderful to be part of this exciting journey, and I’m confident in EXL’s continuing success.”

About EXL

EXL (NASDAQ: EXLS) is a leading data analytics and digital operations and solutions company that partners with clients to improve business outcomes and unlock growth. By bringing together deep domain expertise with robust data, powerful analytics, cloud, artificial intelligence (“AI”) and machine learning (“ML”), we create agile, scalable solutions and execute complex operations for the world’s leading corporations in industries including insurance, healthcare, banking and financial services, media, and retail, among others. Focused on driving faster decision-making and transforming operating models, EXL was founded on the core values of innovation, collaboration, excellence, integrity and respect. Headquartered in New York, our team is over 43,100 strong, with more than 50 offices spanning six continents. For more information, visit www.exlservice.com.

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Keith Little

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media.relations@exlservice.com

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John Kristoff

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+1 212 209 4613

IR@exlservice.com